EXHIBIT (d)(28)

EATON VANCE GROWTH TRUST

INVESTMENT ADVISORY AGREEMENT

ON BEHALF OF

EATON VANCE WORLDWIDE HEALTH SCIENCES FUND

AGREEMENT made as of this 9th day of August, 2019, between Eaton Vance Growth Trust, a Massachusetts business trust (the “Trust”), on behalf of Eaton Vance Worldwide Health Sciences Fund (the “Fund”), and Eaton Vance Management, also a Massachusetts business trust (the “Adviser”).

1.       Duties of the Adviser. The Trust hereby employs the Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer its investment affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

(a)        The Adviser hereby accepts such employment, and undertakes to afford to the Trust the advice and assistance of the Adviser’s organization in the choice of investments and in the purchase and sale of securities for the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and for administering its investment affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Adviser’s organization and all personnel of the Adviser performing services relating to research and investment activities. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)       The Adviser shall provide the Trust with such investment management and supervision as the Trust may from time to time consider necessary for the proper supervision of the Fund’s investments. As investment adviser to the Trust, the Adviser shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund’s assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust, By-Laws and registration statement of the Trust under the Investment Company Act of 1940 (the “1940 Act”), all as from time to time amended. The Adviser is authorized, in its discretion and without prior consultation with the Trust, to buy, sell, and otherwise trade in any and all types of securities, derivatives and investment instruments on behalf of the Fund. Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Fund and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Trust, all actions that it deems necessary or desirable to implement the investment policies of the Fund.

(c)       The Adviser shall place all orders for the purchase or sale of portfolio securities for the account of the Fund either directly with the issuer or with brokers or dealers selected by the Adviser, and to that end, the Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund and (when a disclosed commission is being charged) at reasonably competitive commission rates, and in accordance with procedures adopted by the Board of Trustees of the Trust.

Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of shares of the Fund, nor shall the Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Trust or the Fund.

2.       Compensation of the Adviser. For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Trust the compensation described on Appendix A thereto.

3.       Allocation of Charges and Expenses. It is understood that the Fund will pay all expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without implied limitation, (i) expenses of maintaining the Fund and continuing its existence, (ii) registration of the Trust under the 1940 Act, (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, and redemption of shares, (viii) expenses of registering and qualifying the Trust, the Fund and its shares under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes, including amendments, and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Fund and of the Fund’s principal underwriter as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values, book capital account balances and tax capital account balances), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund, (xv) expenses for servicing shareholder accounts, (xvi) any direct charges to shareholders approved by the Trustees of the Trust, (xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser’s organization, (xviii) all payments to be made and expenses to be assumed by the Fund in connection with the distribution of Fund shares, (xix) any pricing or valuation services employed by the Fund to value its investments including primary and comparative valuations services, (xx) any investment advisory, sub-advisory, or similar management fee payable by the Fund, (xxi) all expense incurred in connection with the Fund’s use of a line of credit, and (xxii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and shareholders with respect thereto.

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4.       Other Interests. It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in the Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Adviser may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words “Eaton Vance” or “Boston Management and Research” or any combination thereof as part of their name, and that the Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

5.       Limitation of Liability of the Adviser. The services of the Adviser to the Fund are not to be deemed to be exclusive, the Adviser being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding or disposition of any security or other investment.

The Trust expressly acknowledges the provisions in the Declaration of Trust of the Adviser limiting the personal liability of the trustees and officers of the Adviser and the shareholders of the Adviser, and the Trust hereby agrees that it shall have recourse to the Adviser for payment of claims or obligations as between the Adviser and the Trust arising out of this Agreement and shall not seek satisfaction from the trustees, officers or shareholders of the Adviser.

6.       Sub-Investment Advisers. The Adviser may employ one or more sub-investment advisers from time to time to perform such of the acts and services of the Adviser, including the selection of brokers or dealers to execute the Fund’s portfolio security transactions, and upon such terms and conditions as may be agreed upon between the Adviser and such investment adviser and approved by the Trustees of the Trust, all as permitted by the 1940 Act. Each such sub-investment adviser’s performance of its obligation under any such agreement shall be supervised by Eaton Vance. Further, Eaton Vance may, with the approval of the Trustees of the Trust and without the vote of any shareholders of the Fund , terminate any agreement with any sub-investment adviser and/or enter into an agreement with one or more other sub-investment advisers, all as permitted by the 1940 Act and the rules hereunder. In the event a sub-adviser or sub-administrator is employed, Eaton Vance retains the authority to immediately assume responsibility for any functions delegated to a sub-adviser or sub-administrator, subject to approval by the Board and notice to the sub-adviser or sub-administrator.

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7.       Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval.

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or the trustees of the Adviser, as the case may be, and the Trust may, at any time upon such written notice to the Adviser, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

8.       Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required by the 1940 Act, by vote of a majority of the outstanding voting securities of the Fund.

9.       Limitation of Liability. The Adviser expressly acknowledges the provisions in the Declaration of Trust of the Trust limiting the personal liability of the Trustees and officers of the Trust and the shareholders of the Fund, and the Adviser hereby agrees that it shall have recourse to the Trust or the Fund for payment of claims or obligations as between the Trust or the Fund and the Adviser arising out of this Agreement and shall not seek satisfaction from any Trustee or officer of the Trust or shareholders of the Fund.

10.       Use of the Name “Eaton Vance”. The Adviser hereby consents to the use by the Fund of the name “Eaton Vance” as part of the Fund’s name; provided, however, that such consent shall be conditioned upon the employment of the Adviser or one of its affiliates as the investment adviser of the Fund. The name “Eaton Vance” or any variation thereof may be used from time to time in other connections and for other purposes by the Adviser and its affiliates and other investment companies that have obtained consent to the use of the name “Eaton Vance.” The Adviser shall have the right to require the Fund to cease using the name “Eaton Vance” as part of the Fund’s name if the Fund ceases, for any reason, to employ the Adviser or one of its affiliates as the Fund’s investment adviser. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Adviser, shall be the property of the Adviser and shall be subject to the same terms and conditions.

11.        No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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12.       Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the Securities and Exchange Commission. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the shareholders of more than 50 per centum of shares of the Fund present or represented by proxy at the meeting, or (b) more than 50 per centum of the shares of the Fund.

13.       Miscellaneous.

(a)       If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)       This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

(c)       This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EATON VANCE GROWTH TRUST on behalf of EATON VANCE WORLDWIDE HEALTH SCIENCES FUND

By:	/s/ Payson F. Swaffield
Payson F. Swaffield
President and not individually

EATON VANCE MANAGEMENT

By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Vice President and not individually

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APPENDIX A

For the services, payments and facilities furnished by the Adviser under this Agreement, the Adviser is entitled to receive from the Trust fees as set forth below:

Asset-based fee:

Average Daily Net Assets for the Month	Annual Fee Rate
Up to $500 million	0.675%
$500 million but less than $1 billion	0.590%
$1 billion but less than $1.5 billion	0.520%
$1.5 billion but less than $2 billion	0.490%
$2 billion but less than $2.5 billion	0.470%
$2.5 billion and over	0.450%

In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. Such compensation shall be paid monthly in arrears on the last business day of each month.

Performance-based adjustment:

The asset-based fee is subject to upward or downward adjustment depending upon whether, and to what extent, the investment performance of the Fund differs by at least one percentage point from the record of the MSCI World Health Care Index (“Index Return”) over the same period. Each percentage point difference is multiplied by a performance adjustment rate of 0.015%. The maximum adjustment plus/minus is 0.15%. One twelfth (1/12) of this adjustment is applied each month to the average daily net assets of the Fund over the entire performance period. This adjustment shall be based on a rolling period of up to and including the most recent 36 months (“Performance Adjustment Period”) or such shorter period as may be required by the 1940 Act or the rules thereunder or applicable guidance of the Securities and Exchange Commission. Fund performance shall be total return as computed under Rule 482 under the Securities Act of 1933.

The Adviser may, from time to time, waive all or a part of the above compensation.

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